As filed with the Securities and Exchange Commission on September 24, 2013

Registration No. 333-182949

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLOWERS FOODS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-2582379
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1919 Flowers Circle

Thomasville, Georgia 31757

(229) 226-9110

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen R. Avera

Executive Vice President,

Secretary and General Counsel

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

(229) 226-9110

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Sterling A. Spainhour, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309

(404) 521-3939

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Flowers Foods, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, File Number 333-182949, with the Securities and Exchange Commission on July 31, 2012 (the “Registration Statement”), pursuant to which the Company registered 2,178,648 shares of common stock, par value $0.01 per share (the “Securities”), which may be resold from time to time by the selling shareholders identified in the Registration Statement (the “Selling Shareholders”). The Selling Shareholders acquired the Securities from the Company in a private placement conducted in connection with the consummation of the Company’s acquisition of Lepage Bakeries, Inc. and certain of its affiliated companies, which closed on July 21, 2012. The Securities were then registered pursuant to the Registration Statement to fulfill the Company’s contractual obligations under a registration rights agreement by and among the Company and the Selling Shareholders.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister any and all of the Securities that were registered for issuance pursuant to the Registration Statement and that remain unsold thereunder as of the date hereof. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the “Act”), and the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K promulgated under the Act, the Company hereby removes the unsold Securities from registration.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Thomasville, State of Georgia, on this 24th day of September, 2013.

FLOWERS FOODS, INC.

By:	/s/ R. Steve Kinsey
R. Steve Kinsey Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.